Filed pursuant to Rule 433.  Registration Statement Nos. 333-184147 and 333-184147-01

RBS

BUILDING TOMORROW™

Now Available at UBS: RBS NASDAQ-100® Trendpilot™ Exchange Traded Notes

The NASDAQ-100® Total Return Index℠ includes 100 of the largest domestic and international non-financial securities listed on The NASDAQ Stock Market based on market capitalization. The top ten holdings as of 09/30/13:

- Apple Inc.
- Microsoft Corporation
- Google Inc.
- Amazon.com, Inc.
- Cisco Systems, Inc.
- QUALCOMM, Inc.
- Intel Corporation
- Comcast Corporation
- Gilead Sciences
- Facebook, Inc.

The RBS NASDAQ-100® Trendpilot™ Exchange Traded Notes are linked to the RBS NASDAQ-100® Trendpilot™ Index (USD) (the Index).

Using an objective and transparent methodology, the Index will track either the NASDAQ-100® Total Return Index℠, or a notional investment in 3-month US Treasury bills depending on the relative performance of the NASDAQ-100® Total Return Index℠ to its historical 100-index business day simple moving average.

- **In positive trending markets**, the RBS ETNs provide exposure to the NASDAQ-100® Total Return Index℠.
- **In negative trending markets**, the RBS ETNs provide exposure to a hypothetical notional investment in 3-month US Treasury bills.

For more information:
usmarkets.rbs.com/etnUS/TNDQ or **855.RBS.ETPS** (855.727.3877)



RBS
NASDA

Ticker: **TNDQ**
RBS NASDAQ-100® Trendpilot™ ETN

Download:
Pricing Supplement | Factsheet

Selected Risk Considerations
Investing in the RBS ETNs involves a number of risks. Some of the risks relating to the RBS ETNs are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable pricing supplement.

You may lose all or a significant portion of your investment: The RBS ETNs are not principal protected. If the level of the Index decreases, or does not increase by an amount sufficient to offset the investor fee, you will receive less, and possibly significantly less, at maturity or upon early repurchase or redemption than your original investment in the RBS ETNs.
The RBS ETNs involve risks not associated with an investment in conventional debt securities.
Credit risk of RBS plc and RBS Group: The RBS ETNs are unsecured and unsubordinated obligations of RBS plc, as issuer, and are guaranteed by RBS
Group. You are dependent on RBS plc's ability to pay all amounts due on the RBS
ETNs, and therefore you are subject to the credit risk of RBS plc and to changes in the market's view of RBS plc's creditworthiness. In addition, because the RBS ETNs are guaranteed by RBS Group, you are also dependent on the credit risk of RBS Group in the event that RBS plc fails to make any payment or delivery required by the terms of the RBS ETNs.
Issuer redemption: RBS plc has the right to redeem or "call" the RBS ETNs, in whole but not in part, at its sole discretion at any time from the initial settlement date to and including 12/10/2041. In addition, the implementation of the RBS Retail Investor Products Exit Plan as described below under "Recent
Developments" increases the likelihood of our calling the RBS ETNs prior to maturity.
Strategy Risk: The Trendpilot[] Index uses a trend-following strategy that seeks to capitalize on trends in the Benchmark Index based on its closing level relative to its 100-Index business day moving average. This strategy differs from one that seeks continuous long-only exposure to a single asset. The
Trendpilot[] Index is expected to perform poorly in non-trending volatile markets. Movements in the Benchmark Index or the cash rate may have a material and adverse impact on the Trendpilot[] Index's performance. There is no assurance that the strategy will be successful or that the Trendpilot[] Index will outperform the Benchmark Index or the Cash Rate.
Market Risk: The return on the RBS ETNs will depend on the performance of the
Index (which in turn will depend on the performance of the Benchmark Index and the Cash Rate) and other market conditions. Because the Benchmark Index is heavily concentrated in certain sectors and in certain companies, the ETNs are subject to the risk that those sectors and companies, and therefore the
Benchmark Index, may underperform segments of the equity markets that are more diversified, or the equity markets in general.
A trading market for the ETNs may not develop: Although the RBS ETNs are listed on NYSE Arca, Inc., there is no guarantee that the listing will be maintained or that a secondary market will develop. RBS plc is not required to maintain any listing of the RBS ETNs.
No Interest Payments: You will not receive any interest payments on the RBS
ETNs.
Restrictions on your ability to offer RBS ETNs for repurchase by us: You must offer at least 20,000 RBS ETNs to us for any single repurchase and satisfy the other requirements described in the applicable pricing supplement for your repurchase offer to be considered.
Actual trading price or market price may vary significantly from indicative value and daily redemption value: The indicative value is meant to approximate the intrinsic economic value of the RBS ETNs from time to time. Any payment on the RBS ETNs at maturity or upon early repurchase or redemption is based on the daily redemption value, which is determined by the calculation agent. If you purchase or sell RBS ETNs in the secondary market, you will pay or receive the market price of an RBS ETN. Factors that may influence the market price of the
RBS ETNs include: the level of the Index; the performance of, and volatility in, the Benchmark Index; supply and demand for the RBS ETNs; economic, financial, political, regulatory or judicial events that affect the level of the Index; and the actual or perceived creditworthiness of RBS plc and RBS
Group.
The Index has limited actual history and may perform in unexpected ways: The
Index was created by RBS plc, as Index Sponsor, and established on November 28,
2011. As such, it has limited actual history and may perform in unexpected ways. The historical performance of the Index should not be taken as indication of future performance.
Uncertain Tax Treatment: Significant aspects of the tax treatment of the RBS
ETNs are uncertain. You should consult your own tax adviser about your own situation.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

RECENT DEVELOPMENTS: On June 13, 2013, we announced that we would be exiting the structured retail investor products business that is responsible for issuing and maintaining the RBS ETNs, and that we expect to move such business into a runoff organization which will go through a process of restructuring and
/ or business sales (the "RBS Retail Investor Products Exit Plan"). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the RBS ETNs will be redeemed by us prior to maturity. We plan to continue to maintain and issue the RBS ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the RBS ETNs before we redeem them at our option.

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The Index is the property of RBS plc. RBS plc has contracted with The
NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by
SandP Opco, LLC, a subsidiary of SandP Dow Jones Indices LLC, ("SandP Dow Jones
Indices") on behalf of the Corporations. SandP[R] is a registered trademark of
Standard and Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a
registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These
trademarks have been licensed to SandP Dow Jones Indices. SandP Dow Jones Indices,
its affiliates and the Corporations shall have no liability for any errors or emission in calculating the RBS NASDAQ-100([R]) Trendpilot[] Index. The RBS
NASDAQ-100([R]) Cap Trendpilot[] ETNs, are not sponsored, endorsed, sold or promoted by SandP Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors, and neither SandP Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.

Copyright [C] RBS Securities Inc. All rights reserved.
RBS Securities Inc., is a U.S. registered broker-dealer, member of FINRA and
SIPC, and an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc.

The Royal Bank of Scotland [C] 2013